Filed Pursuant to Rule 433 of the
Securities Act of 1933, as amended
Registration Statement No. 333-191772
Free Writing Prospectus dated November 13, 2013

Fantex, Inc.

On and after November 10, 2013, several emails were exchanged between Fantex, Inc. (referred to in this filing as “we,” “us” or the “Company”) and reporters from certain media outlets (collectively, the “Emails”). Each of these email exchanges reference an initial public offering (the “Offering”) of the Fantex Series Arian Foster Convertible Tracking Stock (“Fantex Series Arian Foster”) of Fantex, Inc., which Offering is covered by the Registration Statement on Form S-1 (File No. 333-191772), as amended (the “Registration Statement”), that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

The emails attached as Annex A were exchanged between the Company and reporter Mike Florio of NBC Sports on November 10, 2013; the emails attached as Annex B were exchanged between the Company and reporter Darren Rovell of ESPN on November 10, 2013 and the emails attached as Annex C were exchanged between the Company and reporter Arash Massoudi of The Financial Times on November 10, 2013 and November 12, 2013.

You should consider statements in the Emails or contained herein only after carefully evaluating all of the information in the Company’s Registration Statement and the other documents incorporated by reference into such Registration Statement.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the commencement or completion of the Offering, future ABI under its brand contract with Arian Foster, including longevity of his career, dividends, liquidity, ability to build a portfolio of brands, prospects, goals, growth and strategies, plans, achievements, market opportunities and the trends that may affect the Company or Arian Foster. The Company generally identifies forward-looking statements by words such as “anticipate,” “expect,” “believe,” “may,” “might,” “will,” “would” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties, which include without limitation, those discussed under the section entitled “Risk Factors” in the Registration Statement. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. This free writing prospectus does not constitute an offer of any securities for sale relating to the Vernon Davis brand.

Annex A

Emails dated November 10, 2013 between Fantex, Inc. and Mike Florio of NBC Sports

Publication: NBC Sports

Reporter: Mike Florio

Question (from Mike Florio, NBC Sports)

Date: 11/10/13

Time:  7:55 AM ET

“Can you get me a comment from someone with fantex give news Arian foster is out for the season?”

Answer (From Aaron Bensoua, Finn Partners on behalf of Buck French, CEO of Fantex):

Date: 11/10/13

Time: 11:22 AM ET

“Fantex is going to refrain from making a comment on Arian’s injury until an official announcement is made from the Texans.”

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Annex B

Emails dated November 10, 2013 between Fantex, Inc. and Darren Rovell of ESPN

Publication: ESPN

Reporter: Darren Rovell

Question (from Darren Rovell, ESPN)

Date: 11/10/13

Time:  9:19 AM ET

“looks like he is leaning towards back surgery. how is this going to affect the financing of his deal? company saying anything?”

Answer (From Aaron Bensoua, Finn Partners on behalf of Buck French, CEO of Fantex):

Date: 11/10/13

Time: 11:22 AM ET

“Fantex is going to refrain from making a comment on Arian’s injury until an official announcement is made from the Texans.”

* * * * *

Annex C

Emails dated November 10, 2013 and November 12, 2013 between Fantex, Inc. and Arash Massoudi of The Financial Times

Publication: Financial Times

Reporter: Arash Massoudi

Question (from Arash Massoudi, FT)

Date: 11/10/13

Time:  5:20 PM ET

“Hi - just seeing headlines abt Foster IPO being delayed, is it correct? are there any other details?”

Answer (From Gaby Asmus, Finn Partners on behalf of Buck French, CEO of Fantex):

Date: 11/12/13

Time: 5:29 PM ET

“Hi Arash, Please see the full press release below. Let us know if that answers your questions. Best, Gaby”

<<Full Text of Release>>

Question 2 (from Arash Massoudi, FT)

Date: 11/12/13

Time:  5:29 PM ET

“Vernon davis is still on for now though?”

Answer 2 (From Gaby Asmus, Finn Partners on behalf of Buck French, CEO of Fantex):

Date: 11/12/13

Time: 5:47 PM ET

“Hi Arash,

We can’t comment on Vernon Davis, other than to confirm that he has signed a brand contract.

Please note, I’m not an official spokesperson for Fantex so appreciate you not quoting me.

Best,

Gaby

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering of Fantex Arian Foster to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the prospectus: https://fantex.com/fantex-arian-foster-266729/prospectus “

Response (from Arash Massoudi, FT)

Date: 11/12/13

Time:  5:48 PM ET

“noted. thanks for the note.”

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